Cooperation Agreement on AHLA-EI Programs

Party A: University of Zhejiang Continuing Studies

Party B: Beijing Fenghua Education Consulting Co. Ltd.

1.  Two parties have agreed to cooperate and run the following programs at the International Centre:

a)	AHLA-EI Diploma
b)	AHLA-EI Professional Certification
c)	TESOL (Teaching English to Speakers of Other Language) English teacher training certificate (further discuss)

2.  Rights and Responsibilities of Party A:

1.	Party A has the right to use Party B’s name and trademark while publicizing about the cooperation program;
2.	Party A is responsible to issue legal receipts or invoices to students;
3.	Party A is responsible for all remuneration of teachers, according to the national tax policy implementation;
4.	Party A is responsible for teaching and qualify supervision for all non-AHLA-EI courses;
5.	Party A is responsible to provide English courses to all students;
6.	Party A and Party B jointly carry out publicity and promotion of courses under the cooperation program;
7.	Party A is responsible to grant qualified graduates University of Zhejiang continuing studies certificate;
8.	Take responsibility of providing student housing and cafeteria (extra charge);
9.
Party A cannot use the name and trademark of Party B on the professional education courses irrelative to the program, either do so in the name of Party B;  if has violated, undertakes the proper responsibility and the economic loss.

3.  Rights and Responsibilities of Party B:

a)	Party B shall be entitled by Party A to use Party A’s name and trademarks when promoting the cooperative programs;
b)	Party A is responsible for 12 AHLA-EI courses teaching and quality supervision;
c)
Under law or the agreement, Party B should introduce the updated education products and programs of AHLA-EI in time, as well as providing them in time if necessary and taking responsibility on all the fees occurs;

d)
Party B is responsible for providing AHLA-EI examination papers and “Examination Rules” with the global standard, and holding the rights of examination decision-making and supervision, as well as issuing relevant certificates to qualified students;

e)	Party A and Party B jointly carry out publicity and promotion of courses under the cooperation program.
f)
Party B sign up job placement contract with students directly, take responsibility of employment counseling and student employment. If Party B cannot provide any job opportunities to students, should pay financial compensation to student;

g)	For students who are willing to study abroad, Part B has to ensure the credits received from study in China will be transferable and provide admission letter to students;
h)	Party B cannot use the name and trademark of Party A on the professional education courses irrelative to the program; if has violated, undertakes the proper responsibility and the economic loss.

4.  Cooperative Programs Curriculum Design and Financial Management:

a)	Two Parties agree to follow AHLA-EI standard, discuss and confirm the curriculum design of each program;
b)
According to University of Zhejiang’s financial system, all tuition fees (except AHLA-EI registration fee) should be deposit to Party A’s designated bank account after which Party A shall issue a receipt to Party B upon acceptance.  Project cost allocation will followed by financial rules.

I.	Bank name: ICBC University of Zhejiang Branch
II.	Account name: University of Zhejiang
III.	Account number: 1202024619914481052
c)
Fee Scale: both parties have to agree tuition fee for AHLA-EI Diploma programs shall not be lower than RMB28, 000/year (for each student); enrolment for each class should not be less than 25 students.  Admission policy and tuition fee for AHLA-EI Professional Certification program shall abide with AHLA-EI policies that every enrolled student shall pay to Party B US$85/course (converted to Chinese currency by exchange rates at that time)  as registration fee,12 courses in the Diploma program, US$ 1020 (converted to Chinese currency by exchange rates at that time);

d)	75% of the revenue shall be allocated to Party A and 25% shall be allocated to Party B; Party B shall issue a receipt for AH&LA-EI registration fee;
e)
Both parties have agreed that Party A is responsible for collecting tuition fee, issuing receipts, and deposit the fund into Party B’s designated bank account  after which Party B shall issue a receipt to Party A upon acceptance.

5.  Agreement Execution and Termination:

a)	Effectiveness of the Agreement:
 The terms of this agreement are 2 years valid from July 8th, 2011 to July 8th, 2013 on which both Party A and Party B sign and seal it;
b)	Party A and Party B may make amendment of this Agreement on issues not covered here after discussion. The amendment shall not be effective until both parties reach a written agreement;
c)	Relieves an agreement side should six months to inform the other side by the written form, the agreement will be terminated from the date by the other party received notice;
d)
After the agreement relieves, to pledge the employment and goes abroad the students, party B has to carry out responsibility and make a proper arrangement for them, otherwise gives the student certain economic compensation;

e)
Secret agreement:  Under the cooperation of Party A and Party B, each party shall ensure that any business information (except cooperation model, the content of cooperation, and distribution of income) should not disclose secrets to the third party; otherwise, any party violates the secret agreement, should undertake corresponding legal responsibility;

f)	Governing Law: this Agreement shall be governed and construed in accordance with the laws, regulations and policies of the People’s Republic of China.

 There are four original copies of this Agreement that the same binding power, two for each party.

The signatures below indicate the approval of above terms from the signatory parties.

Party A: University of Zhejiang	Party B: Beijing Fenghua Education Consulting Co. Ltd.

Legal Representative: N/A	Legal Representative: Shuai Yang

Seal:	Seal:

Representative Signature:	Representative Signature: /s/ Shuai Yang

Date: April 25, 2011	Date: April 25, 2011

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